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EXHIBIT (a)(5)(G)

THIS FILING CONSISTS OF A COMMUNICATION TO EMPLOYEES OF TRIBUNE COMPANY POSTED ON THE TRIBUNE EMPLOYEE INTRANET ON APRIL 27, 2007.

Tender Offer Q&As

1.
Does the tender offer apply to shares of Tribune common stock held in Tribune retirement plans?

  Yes. The tender offer includes shares held in the existing retirement plans.

2.
How do I tender the shares held in my retirement plan?

  You may tender shares in your retirement plan by:

  •
  Visiting www.tabulationsplus.com/trb via the Internet and following the instructions included on the Instruction Form in your packet or

  •
  Mail your completed Instruction Form in the provided business reply envelope.
3.
What materials will I receive in the mail?

  You will receive a tender offer retirement plan packet that includes:

  •
  Instruction Form—You must complete both sides of this form, sign it and return it in order to tender shares held in your retirement plan account or your shares will not be tendered. Note that on one side of the form is your election to tender shares and the other side is your election of how to invest the proceeds of the tender. A business reply envelope is included for your convenience.

    Online instructions also are included in this document, including your Control Number, which you will need to access the tender offer website, www.tabulationsplus.com/trb.

    You must make your election and tender shares online or by mail so that it is received no later than 5 p.m., Eastern time, on May 22, 2007, unless the offer is extended.

  •
  Letter—Sent to participants in retirement plans announcing the tender offer.

  •
  Letter of Transmittal—This document is for information only. You do not have to complete it or return it.

  •
  Offer to Purchase—Document providing the details of the tender offer.
4.
Does the tender offer apply to my ESOP shares held in my retirement plan account?

  Yes. The tender offer applies to ESOP shares (Tribune ESOP and Times Mirror ESOP) that are held in your retirement plan account.

  If you elect to tender less than 100 percent of your stock, the tendered shares will be transferred out of the Tribune Stock Fund on a pro rata basis. For example: If you tender 75 percent of the shares in your account, then 75 percent of those shares will be tendered from your Tribune Common Stock Fund and your Tribune Common ESOP Stock Fund.

  If you hold less than 100 shares of company stock, please see questions 17 and 18.

5.
May I receive cash proceeds from tendering my retirement plan shares or roll it into an IRA or a plan outside the company?

  No, the proceeds must remain in the plan. When you tender your shares, you elect which investment fund(s) in Tribune's retirement plan you would like the sale proceeds to be invested.

6.
If I tender shares from my retirement account, where do the proceeds go?

  When you tender shares from your retirement account, you choose how to divide the proceeds among the investment funds available through your Tribune retirement plan. You can invest 100 percent of the proceeds in one fund or divide the proceeds among several. Whatever your choice, the total must equal 100 percent.

  If you do not select a fund or your election does not equal 100 percent, the proceeds automatically will be invested in the Vanguard Target Retirement Fund closest to the year in which you turn age 65.

7.
What will happen to the Tribune Stock Fund during the tender offer process?

  The Tribune Stock Fund is open for normal activity (transfers, contributions, etc.) through 5 p.m., Eastern time, on May 22, 2007, —the day tender elections are due. Beginning May 29, 2007, anyone who has elected to tender shares from their retirement account will have a "hold" placed on their stock account. No transactions or transfers are allowed out of the stock account until the tender offer is settled. This may take up to seven business days following the close of the tender offer.

  Once the tender offer is completed, tendered shares will be sold and the proceeds transferred to the investment fund(s) that you elect. Shares that are not tendered will remain in the Tribune Stock Fund and the hold will be removed, allowing future transactions and transfers.

  If you submit instructions to tender your shares but you move all of your assets out of the Tribune Stock Fund before May 22, 2007, your tender instructions will be disregarded.

8.
Are there tax consequences to tendering shares of company stock held in my retirement plan account through this offer?

  Tender offer proceeds will continue to be held in tax deferred retirement plans and will not be subject to current income taxes. They will be subject to all applicable taxes at the time you receive a distribution from the plan.

9.
Under the old Tribune ESOP, my shares had a low tax basis. What's the tax impact on the tender of those shares?

  As shares are purchased in the tender offer, or cashed out at the closing of the merger, the cash received for the shares remains inside the retirement plan for you to otherwise invest and the cost basis of the shares no longer applies.

10.
Must I submit separate tender offer election forms for shares held in the Employee Stock Purchase Plan (ESPP) and the retirement plan?

  Yes. If you hold shares in both plans, you must complete separate forms for each. You will receive separate packets in the mail for each plan.

11.
Can I tender just my 401(k) shares and not existing ESOP account shares?

  No. Shares in both your 401(k) and current ESOP accounts will be sold according to the percentage you designate on your election form.

12.
How will I know if Tribune has purchased my tendered retirement plan shares?

  The purchase will be reflected in your account as an exchange of the tendered shares, with the proceeds going into the investment fund(s) you select. If you do not elect an investment fund, the proceeds automatically will be invested in the Vanguard Target Retirement Fund closest to the year in which you turn age 65.

  Confirmation statements are expected to be mailed the week of June 11. The statement you receive will indicate the number of shares purchased in the tender offer and the market value of those shares. Access to your account transactions is also available online at www.yourretirementbenefits.net/tribune.

13.
How many shares may I tender?

  You may elect to tender all of your shares, none of your shares or any percentage in between.

  Keep in mind that if more than 126 million shares are tendered, the company will purchase all shares tendered at $34 per share on a pro rata basis, except for "odd lots" (ownership of less than 100 shares), which will not be prorated.

14.
If I own less than 100 shares and tender them all, will they all be purchased?

  Yes.

15.
Will I continue to receive a dividend on each Tribune share that is not accepted in the tender?

  No. In conjunction with the execution of the merger agreement, Tribune has suspended its regular quarterly dividend.

Important Additional Information Regarding the Merger and the Tender Offer will be filed with the SEC:

        In connection with the proposed merger transaction, Tribune Company will file a proxy statement and other documents with the Securities and Exchange Commission (the "SEC"). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Tribune with the SEC at the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge on Tribune's website at www.tribune.com or by directing a request to Tribune Company, 435 North Michigan Avenue, Chicago, IL 60611, Attention: Investor Relations. You may also read and copy any reports, statements and other information filed by Tribune with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for further information on its public reference room.

        Tribune Company and its directors and executive officers may be deemed to be "participants" in the solicitation of proxies from the shareholders of Tribune in connection with the proposed merger transaction. Information about Tribune and its directors and executive officers and their ownership of Tribune common stock is set forth in the accompanying proxy statement for Tribune's 2007 Annual Meeting of Shareholders. Shareholders and investors may obtain additional information regarding the interests of Tribune Company and its directors and executive officers in the merger transaction, which may be different than those of Tribune's shareholders generally, by reading the proxy statement and other relevant documents regarding the merger transaction, which will be filed with the SEC.

        This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Tribune's common stock. The solicitation of offers to buy Tribune's common stock will only be made pursuant to the offer to purchase and related materials that the company will be sending to its shareholders (when available). Shareholders should read those materials carefully (when available) because they will contain important information, including the various terms and conditions of the offer. Shareholders can obtain copies of the offer to purchase, related materials filed by the company as part of the statement on Schedule TO with the SEC on April 25, 2007 through the SEC's internet address at http://www.sec.gov without charge. Shareholders will also be able to obtain copies of the offer to purchase and related materials, when and as filed with the SEC (excluding exhibits), without charge from the company or by written or oral request directed to Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, telephone number 1 (877) 825-8621 (banks and brokerage firms call collect (212) 750-5833).

Forward-Looking Statements

        This document contains certain comments or forward-looking statements that are based largely on the company's current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as "will," "expect," "plans," "believes," "estimates," "intend," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the tender offer and the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others following announcement of the merger agreement; and other factors described in Tribune's publicly available reports filed with the SEC, including the most current annual 10-K report, which contain a discussion of various factors that may affect Tribune's business or financial results. These factors, including also the ability to complete the tender offer or the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this document beyond the published date, or for changes made to this document by wire services or Internet service providers. Tribune's next quarterly 10-Q report to be filed with the SEC may contain updates to the information included in this release.

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